WINNER MEDICAL GROUP REPORTS FOURTH QUARTER AND
YEAR END FISCAL 2006 RESULTS

Shenzhen City, China - December 19, 2006 - Winner Medical Group Inc. (OTCBB: WMDG), today reported financial results for the fourth quarter and fiscal year ended September 30, 2006.

Revenues for the fourth fiscal quarter were $16.64 million compared to $18.56 million reported in the fourth quarter of fiscal 2005, a decrease of approximately 10%. Net income for the fourth quarter was $1.29 million, or $0.03 per basic and diluted share, compared to net income of $2.41 million, or $0.06 per basic and diluted share, reported in the fourth fiscal quarter last year.

The decrease in revenue in the fourth quarter is primarily attributable to increased competition for our traditional products, particularly in the North American and the European markets. The decrease in net income was attributable to the increased investments in R&D, increases in the cost of labor, electricity, freight and fuel and expenses of approximately $0.3 million associated with maintaining the Company’s U.S. public reporting company status.

Revenues for fiscal year 2006 were $63.87 million compared to $58.36 million reported in fiscal year 2005, an increase of approximately 9%. Net income for the full fiscal year 2006 was $5.83 million, or $0.14 per basic and diluted share, compared to net income of $7.89 million, or $0.21 per basic and diluted share, reported for the full fiscal year 2005.

The following table illustrates the sales revenues generated in fiscal year 2006 in the major geographic areas in which Winner Medical sells its products. The table also provides the percentage of total revenues generated in each region.

Sales by Region
(Sales in U.S. Dollars, in millions)

	Fiscal Year 2006	Percentage of Total Revenues	Fiscal Year 2005	Percentage of Total Revenues
Europe	$25.01	39.16%	$22.39	38.37%
Japan	$16.65	26.06%	$15.12	25.91%
North America	$7.62	11.93%	$7.50	12.85%
China	$7.78	12.18%	$6.94	11.89%
Other	$6.81	10.67%	$6.41	10.98%
TOTAL	$63.87	100.00%	$58.36	100.00%

As of September 30, 2006, Winner Medical had cash and cash equivalents of $4.3 million compared to $2.7 million reported in fiscal year 2005. As of the fiscal year end, Winner Medical had working capital of $15.1 million and stockholders’ equity improved to $52.3 million.

Jianquan Li, Winner Medical’s chairman and chief executive officer, commented, “Winner Medical continued to grow its business in fiscal 2006. Existing products produced solid sales throughout the year; however, we experienced intense competition for these products in the latter half of the year, particularly in North America and Europe. Our new products, including our technology driven self-adhesive bandage, were well received and we continue to see increased demand for them in all markets. Our product mix continues to shift to higher margin products, with sterilized products now representing approximately 40% of total revenues. We also continued to report positive bottom line results, despite a significant investment in R&D, higher overall operational costs and added expenses associated with our listing in the U.S. capital markets.

“Looking forward to fiscal year 2007, Winner Medical plans to continue to leverage its innovative technology to introduce new products into the market. Our first new product introduction will be the new PurCotton™ line of products, which are expected to officially enter the market after the first of the year. This product line has similar advantages as cotton gauze products - absorbent, non-allergenic and biodegradable, but does not have the disadvantages - microorganism attachment, fiber loss, shredding, and raw edges, etc. We are very excited about the PurCotton™ line of products, and believe it has the potential to be a true ‘category killer’.

“In fiscal year 2007, we also plan to leverage several programs, including the implementation of our SAP ERP system, to optimize our operations and internal systems to maximize our efficiency and profitability. Another goal is to expand new business opportunities in North America and considerably increase the revenue contribution from that region,” concluded Mr. Li.
ABOUT WINNER MEDICAL

Winner Medical is a holding company comprised of eight wholly owned manufacturing and distribution facilities, two joint venture factories and one trading company. Winner Medical is primarily engaged in the development, manufacturing and distribution of high-quality cotton disposable medical dressings and disposable products. Winner Medical’s products include surgical dressings, dressing packs, wound care dressings, protective products, medical instruments, dental products and hygiene products for the institutional and home care markets. Winner Medical products are manufactured in China and sold domestically and abroad, in countries and areas such as Japan, Germany, Italy, the Netherlands, Australia, France, the United States, South America, Africa and the Middle East. Winner Medical is one of very few Chinese companies licensed by the U.S. Food and Drug Administration to ship finished, sterilized products directly to the U.S. market. To learn more about Winner Medical, visit Winner Medical’s web site www.winnermedical.com.
FORWARD-LOOKING STATEMENTS

This press release contains certain statements that may include ‘forward looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies’ business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

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CONTACTS

United States
Company	Investor Relations
Richard Thomas	Kathy Price / Dixon Chen
Vice President	The Global Consulting Group
Tel: +1 (843) 682-5001	Tel: +1 (646) 284-9430 / +1 (646) 284-9400
Email: rthomas@winnermedical.com	Email: kprice@hfgcg.com / dchen@hfgcg.com

Hong Kong

Company	Investor Relations
Annie Chen	Henry Chow
Secretary of the Board	Citigate Dewe Rogerson - Hong Kong
Email: annie.chen@winnermedical.com	Tel: +852 2533 4639

- Financial Tables Follow -

WINNER MEDICAL GROUP INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(U.S. Dollars, except per share amounts)

	Three months ended September 30 (UNAUDITED)		Fiscal year ended September 30 (AUDITED)
	2006	2005	2006	2005

Net sales	$16,636,783	$18,556,176	$63,873,058	$58,357,129

Cost of sales	(11,341,625)	(12,905,708)	(46,335,354)	(42,059,663)
Gross profit	5,295,158	5,650,468	17,537,704	16,297,466

Other operating income, net	82,183	25,436	283,337	296,117
Selling, general and administrative expenses	(3,973,494)	(3,149,002)	(11,335,006)	(8,830,775)

Income from operations	1,403,847	2,526,902	6,486,035	7,762,808
Gain on disposal of a subsidiary	-	-	-	1,049,239
Interest income	27,858	9,951	54,772	12,009
Interest expense	(51,631)	(132,726)	(266,934)	(470,776)
Share of undistributed earnings in an equity investee	42,199	(1,750)	52,817	9,108
Income before income taxes and minority interests	1,422,273	2,402,376	6,326,690	8,362,388

Income taxes	(135,453)	(2,706)	(516,635)	(446,146)
Income before minority interests	1,286,820	2,399,670	5,810,055	7,916,242

Minority interests	2,658	7,559	19,239	(23,572)
Net income	$1,289,478	$2,407,229	$5,829,294	$7,892,670

Other comprehensive income
Foreign currency translation difference	530,980	720,741	857,313	720,741

Comprehensive income	1,820,458	3,127,970	6,686,607	8,613,411

Net income per stock
- basic	$0.03	$0.06	$0.14	$0.21
- diluted	$0.03	$0.06	$0.14	$0.21

Weighted average common stock outstanding
- basic	44,677,171	36,991,105	43,053,212	36,991,105
- diluted	44,677,171	36,991,105	43,061,546	36,991,105

WINNER MEDICAL GROUP INC.

CONSOLIDATED BALANCE SHEETS
(U.S. Dollars)

	September 30	September 30
	2006	2005
	(Audited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$4,319,579	$2,650,867
Accounts receivable, less allowances for doubtful accounts of US$20,347 and US$12,643 at September 30, 2006 and 2005, respectively	7,513,013	8,257,923
Amounts due from affiliated companies	480,900	116,804
Inventories	11,329,520	10,476,534
Prepaid expenses and other current assets	6,182,472	4,268,072
Income taxes recoverable	7,533	57,649
Total current assets	29,833,017	25,827,849

Property, plant and equipment, net	35,800,530	26,834,824
Investment in an equity investee	1,062,135	1,009,318
Intangible assets, net	38,731	38,288
Prepaid expenses	224,391	219,125
Deferred tax assets	195,610	294,021
Total assets	$67,154,414	$54,223,425

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	5,437,050	8,773,881
Accounts payable	4,196,874	3,490,047
Accrued payroll and employee benefits	1,184,779	1,150,036
Customer deposits	269,965	99,994
Other accrued liabilities	2,379,849	2,279,845
Amount due to a stockholder	1,556	168,817
Amounts due to affiliated companies	203,999	255,611
Dividend payable	504,317	1,872,750
Income taxes payable	556,647	576,157
Total current liabilities	14,735,036	18,667,138

Deferred tax liabilities	4,410	37,271
Total liabilities	$14,739,446	$18,704,409

Commitments and contingencies

Minority interests	149,496	1,164,186

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000 stock, stock issued and outstanding September 30, 2006 - 44,677,171 shares; September 30, 2005- 36,991,105 shares	44,677	36,991
Additional paid-in capital	30,237,197	19,020,848
Retained earnings	19,182,866	14,104,400
Statutory reserves	1,222,678	471,850
Accumulated other comprehensive income	1,578,054	720,741
Total stockholders’ equity	$52,265,472	$34,354,830
Total liabilities and stockholders’ equity	$67,154,414	$54,223,425